Exhibit 10.11

November 15, 2016

Ms. Tracy Pearson
255 Ridgewood Drive
Piperton, TN 38017

Dear Tracy,

As we discussed, this is an addendum to your offer letter dated September 16, 2016.

According to the terms of your offer, you will receive a one-time signing bonus in the gross amount of $815,000. This one-time signing bonus will be paid not later than December 31, 2016 (and will be net of applicable tax withholdings). The Company is waiving the requirement that you remain employed by the Company for two years.

To confirm our mutual understanding, please sign this addendum and return it to me by November 21, 2016.

Yours Truly,

/s/ Elizabeth Patrick
Elizabeth Patrick
SVP, Chief HR Officer

ACCEPTED & AGREED:

/s/ Tracy L. Pearson                November 16, 2016
Tracy Pearson                        Date

1000 Abernathy Road NE, Suite 1700, Atlanta, GA 30328 | 770 391 8200 | veritivcorp.com
Offer Letter – Salaried Exempt